Exhibit 99

Schlumberger Announces First-Quarter 2019 Results

•	Worldwide revenue of $7.9 billion decreased 4% sequentially, but increased 1% year-on-year

•	International revenue of $5.0 billion decreased 5% sequentially, but increased 3% year-on-year

•	North America revenue of $2.7 billion decreased 3% sequentially and 3% year-on-year

•	Pretax operating income of $908 million decreased 6% sequentially and 7% year-on-year

•	EPS was $0.30

•	Cash flow from operations was $326 million

•	Quarterly cash dividend of $0.50 per share was approved

Paris, April 18, 2019—Schlumberger Limited (NYSE: SLB) today reported results for the first quarter of 2019.

			(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018	Sequential	Year-on-year
Revenue	$7,879	$8,180	$7,829	-4%	1%
Pretax operating income	$908	$967	$974	-6%	-7%
Pretax operating margin	11.5%	11.8%	12.4%	-30 bps	-91 bps
Net income—GAAP basis	$421	$538	$525	-22%	-20%
Net income, excluding charges & credits*	$421	$498	$525	-15%	-20%
Diluted EPS—GAAP basis	$0.30	$0.39	$0.38	-23%	-21%
Diluted EPS, excluding charges & credits*	$0.30	$0.36	$0.38	-17%	-21%
North America revenue	$2,738	$2,820	$2,835	-3%	-3%
International revenue	$5,037	$5,283	$4,883	-5%	3%
North America revenue, excluding Cameron	$2,178	$2,265	$2,285	-4%	-5%
International revenue, excluding Cameron	$4,469	$4,581	$4,147	-2%	8%

*	These are non-GAAP financial measures. See section titled “Charges & Credits” for details.

Schlumberger Chairman and CEO Paal Kibsgaard commented, “First-quarter revenue of $7.9 billion declined 4% sequentially, reflecting the expected reduction in North America land activity and seasonally lower international activity in the Northern Hemisphere. In addition, reduced software, product, and multiclient seismic license sales following the fourth-quarter increase and lower Cameron long-cycle project deliveries contributed to the sequential decline. Improved sequential activity in Latin America marginally offset these declines.

“Looking beyond the headline numbers for the quarter, our international business results were strong, with Reservoir Characterization, Drilling, and Production combining to deliver year-on-year revenue growth of 8%, tracking our expectation of high single-digit growth in the international markets in 2019.

“In North America, first-quarter revenue was 3% lower sequentially as expected, driven by softer pricing and lower activity for both our hydraulic fracturing- and drilling-related businesses, while revenue from our artificial lift product line was flat sequentially. Offshore revenue in North America was slightly down sequentially with increased wireline activity in the US Gulf of Mexico offset by lower multiclient seismic license sales. Cameron revenue in North America was marginally up sequentially.

“By business segment, first-quarter revenue for Reservoir Characterization fell 7% sequentially due to seasonally lower sales of software and multiclient seismic licenses. Drilling revenue declined 3% sequentially due to reduced winter activity in the Northern Hemisphere, but increased 12% year-on-year on strong growth from Integrated Drilling Services (IDS) projects in several GeoMarkets. Production revenue was 2% lower sequentially, driven by decreased OneStim® revenue in North America and reduced artificial lift sales in the international markets. Cameron revenue declined 7% sequentially, mostly due to lower project deliveries from the long-cycle businesses of OneSubsea® and Drilling Systems following strong year-end sales of the previous quarter.

“From a macro perspective, we expect the oil market sentiments to steadily improve over the course of 2019, supported by a solid demand outlook combined with the OPEC and Russia production cuts taking full effect, slowing shale oil production growth in North America, and a further weakening of the international production base as the impact of four years of underinvestment becomes increasingly evident.

“We also continue to see clear signs that E&P investments are starting to normalize as the industry heads toward a more sustainable financial stewardship of the global resource base. Directionally, this means that higher investments in the international markets are required simply to keep production flat, while North America land is set for lower investments with a likely downward adjustment to the current production growth outlook.

“Our view of the international markets is consistent with recent third-party spending surveys, suggesting that E&P investments will increase by 7 to 8% in 2019, supported by a higher rig count and a rise in the number of customer project FIDs. In line with this, offshore development activity plans continue to strengthen, with subsea tree awards reaching their highest level since 2013 last year. We are also seeing the start of a return to exploration activity on renewed interest in reserves replacement. Notably, new discoveries in 2018 were at the lowest level since 2000.

“Conversely in North America land, the higher cost of capital, lower borrowing capacity, and investors looking for increased returns suggest that future E&P investment levels will likely be dictated by free cash flow. We therefore see E&P investments in North America land down 10% in 2019. In addition, rising technical challenges—from parent-child well interference, step-outs from core acreage, and limited growth in lateral length and proppant per stage—all point to more moderate growth in US shale oil production in the coming years.

“The normalization of global E&P spending, with increased international market investments and a reduction in North America land capex, represents a positive market shift for Schlumberger and the welcome return of a very familiar opportunity set, given our unmatched global strength. We have further extended our global leadership position with the efforts and investments we have made in recent years of modernizing our execution platform, expanding our technology offering, driving digital and technology-system innovation, evolving our business models, and strengthening our global footprint. In addition, after enduring four years of major pricing concessions in support of our international customers, we see the recovery of international service and product pricing and improving our own financial returns as a major business priority—firmly supported by increasing activity levels, little to no spare equipment capacity, and prudent deployment of new capital. Furthermore, the foundation for our 2019 business plan is a clear commitment to generate sufficient cash flow to cover our business needs without increasing net debt.”

Other Events

During the quarter, Schlumberger repurchased 2.3 million shares of its common stock at an average price of $42.79 per share, for a total purchase price of $98 million.

On February 19, 2019, Schlumberger and Rockwell Automation announced they had entered into an agreement to create a new joint venture, Sensia, the first fully integrated digital oilfield automation solutions provider. Sensia will operate as an independent entity, with Rockwell Automation owning 53% and Schlumberger owning 47% of the joint venture. Rockwell Automation will make a $250 million payment to Schlumberger at closing. The transaction is expected to close in the summer of 2019, subject to regulatory approvals and other customary closing conditions.

On April 17, 2019, Schlumberger’s Board of Directors approved a quarterly cash dividend of $0.50 per share of outstanding common stock, payable on July 12, 2019 to stockholders of record on June 5, 2019.

Consolidated Revenue by Area

				(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2019	Dec . 31, 2018	Mar. 31, 2018	Sequential	Year-on-year
North America	$2,738	$2,820	$2,835	-3%	-3%
Latin America	992	978	870	1%	14%
Europe/CIS/Africa	1,707	1,842	1,713	-7%	—
Middle East & Asia	2,338	2,464	2,300	-5%	2%
Other	104	76	111	n/m	n/m

	$7,879	$8,180	$7,829	-4%	1%

North America revenue	$2,738	$2,820	$2,835	-3%	-3%
International revenue	$5,037	$5,283	$4,883	-5%	3%
North America revenue, excluding Cameron	$2,178	$2,265	$2,285	-4%	-5%
International revenue, excluding Cameron	$4,469	$4,581	$4,147	-2%	8%

n/m = not meaningful

First-quarter revenue of $7.9 billion decreased 4% sequentially, as North America revenue of $2.7 billion declined 3%, while international revenue of $5.0 billion decreased 5% primarily due to seasonality.

North America

North America area consolidated revenue of $2.7 billion was 3% lower sequentially due to lower pricing and activity for both our hydraulic fracturing- and drilling-related businesses, while revenue from our artificial lift product line was flat sequentially. Although the volume of pressure pumping activity increased due to the seasonal winter activity ramp-up in Canada, well completion activity was impacted by softer pricing. Offshore revenue in North America was slightly down sequentially with increased wireline activity in the US Gulf of Mexico offset by lower multiclient seismic license sales. Cameron revenue in North America was marginally up sequentially.

International

Consolidated revenue in the Latin America area of $1.0 billion increased 1% sequentially from double-digit revenue growth in the Mexico & Central America GeoMarket due to high offshore exploration-led activity for the IOCs, increased IDS work, and higher multiclient seismic license sales. In the Latin America North GeoMarket, mainly in Ecuador, revenue increased from higher Schlumberger Production Management (SPM) activity and increased production. In the Latin America South GeoMarket, revenue increased slightly due to increased hydraulic fracturing activity for unconventional resources in Argentina and additional production from an SPM project. The increase in area revenue was partially offset by lower Cameron activity in Brazil.

Europe/CIS/Africa area consolidated revenue of $1.7 billion decreased 7% sequentially primarily due to the winter activity reduction in the Russia & Central Asia GeoMarket that impacted all product lines. Activity was also lower in the UK & Continental Europe and the Norway & Denmark GeoMarkets, exacerbated by weather and maintenance-related delays. Revenue in the Sub-Sahara Africa GeoMarket fell slightly sequentially due to reduced product sales in Mozambique and Angola and limited, but growing, exploration activity. Software Integrated Solutions (SIS) software sales were lower across the area, while Cameron revenue also declined, mainly in Europe.

Consolidated revenue in the Middle East & Asia area of $2.3 billion decreased 5% sequentially, primarily from lower revenue in the Eastern Middle East GeoMarket due to lower IDS project activity in Iraq and reduced hydraulic fracturing activity in Oman. Revenue in the Northern Middle East GeoMarket was lower due to decreased product and SIS software sales in Egypt and Kuwait but was partially offset by higher services activity in Qatar. Lump-sum turnkey (LSTK) project revenue in Saudi Arabia continued to grow but was offset by weather-related delays to land seismic operations. Revenue in the Far East Asia & Australia GeoMarket decreased due to winter weather in China and the slowing of activity in Australia during the cyclone season. Cameron revenue in the area was lower primarily due to decreased activity in the Eastern Middle East and Northern Middle East GeoMarkets. The decrease in area revenue was partially offset by higher IDS project activity in India.

Reservoir Characterization

					(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018	Sequential	Year-on-year
Revenue	$1,543	$1,651	$1,559	-7%	-1%
Pretax operating income	$293	$364	$306	-20%	-4%
Pretax operating margin	19.0%	22.0%	19.7%	-308 bps	-69 bps

Reservoir Characterization revenue of $1.5 billion, of which 81% came from the international markets, decreased 7% sequentially. This was driven by the effects of the seasonal decline in Wireline activity in Russia and reduced multiclient seismic license sales in the US Gulf of Mexico. Lower SIS software sales, mainly in the Europe/CIS/Africa and the Middle East & Asia areas, also contributed to the revenue decline. Testing Services and OneSurface® revenues were essentially flat compared with the previous quarter.

Reservoir Characterization pretax operating margin of 19% was 308 bps lower sequentially due to seasonally lower revenue from Wireline activity in the Russia & Central Asia GeoMarket and decreased overall sales of SIS software and WesternGeco® multiclient seismic licenses.

In the first quarter, Reservoir Characterization performance was supported by multiple contract awards and the application of technology and domain expertise to improve operational performance.

Apache Egypt awarded Schlumberger a two-year contract with an optional two-year extension for the provision of formation evaluation services in 11 exploration wells in Western Egypt. The technologies to be deployed include the MDT* modular formation dynamics tester, Litho Scanner* high-definition spectroscopy service, and FMI-HD* high-definition formation microimager.

In Indonesia, Integrated Services Management (ISM) delivered the first three wells of a 15-well campaign ahead of schedule and under budget. Close collaboration with the customer enabled ISM to deploy technologies from multiple product lines, which improved operational efficiency and helped the customer drill an average of 70 m per day.

In Mexico, PEMEX awarded WesternGeco a 14,000-km2 processing and reimaging project that requires integration of more than 20 datasets acquired in the Campeche Basin in the southern Gulf of Mexico over a 20-year period. The surveys were conducted by several companies, including WesternGeco, and applied various technologies such as wide-azimuth, narrow-azimuth, and ocean-bottom cable. The project will create an integrated earth model to help PEMEX focus on deep targets and provide a greater understanding of the complex subsalt reservoirs in the prolific Campeche Basin. The award follows recent multiclient wide-azimuth and proprietary Q-Seabed* multicomponent seabed seismic system surveys that WesternGeco executed for PEMEX.

In Mexico, Schlumberger and Shell signed an agreement to license a large WesternGeco dataset from the Campeche and Perdido areas. The agreement includes acquisition of new multiclient surveys in these areas using third-party vessels, as well as licensing existing data. To meet Shell’s timeline for its plans in offshore Mexico, WesternGeco will also perform advanced high-resolution reimaging on subsets of data in parallel with data processing to aid Shell in optimizing drilling locations. In 2018, Shell won 9 of the 19 offshore Gulf of Mexico oil and gas blocks awarded in Mexico’s bid round 2.4. Through this collaboration with WesternGeco, Shell says it is reinforcing its commitment to bring technology and rapid progress to its Mexico exploration program.

Since the launch of the DELFI* cognitive E&P environment at the SIS Global Forum in 2017, Woodside has worked closely with Schlumberger to implement its digital strategy across all E&P workflows. A memorandum of understanding (MOU) was signed in January with Schlumberger, as Woodside’s partner of choice, for early access to new digital technology solutions, helping Woodside to lead the industry in cloud-enabled digital technology deployment and R&D innovation across all domains.

OMV and Schlumberger signed an MOU to evaluate potential collaboration models for digital solutions. The strategic partnership will help OMV accelerate the deployment of its digital transformation by leveraging Schlumberger digital technology that is currently available as well as digital technology that is still in development.

MODEC Offshore Production Systems (Singapore) Pte. Ltd. awarded Schlumberger two contracts for the supply of oil separation and treatment equipment and CO2 gas processing equipment for floating production storage and offloading (FPSO) vessels offshore Brazil. These contracts include the provision of the OneSurface CONSEPT ICD* separator inlet cyclone device, electrostatic oil dehydrators and desalters, and CYNARA* acid gas removal membrane systems.

Drilling

					(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2019	Dec . 31, 2018	Mar. 31, 2018	Sequential	Year-on-year
Revenue	$2,387	$2,461	$2,126	-3%	12%
Pretax operating income	$307	$318	$293	-3%	5%
Pretax operating margin	12.9%	12.9%	13.8%	-6 bps	-90 bps

Drilling revenue of $2.4 billion, of which 74% came from the international markets, decreased 3% sequentially. This was driven by seasonally lower international drilling activity, mainly in the Northern Hemisphere, that primarily impacted M-I SWACO and Bits & Drilling Tools. Land Rigs revenue declined as projects were completed in Iraq and Australia. Directional drilling revenue in North America land was also lower as the rig count fell 7% sequentially. These declines were partially offset by higher revenue from IDS contracts in Mexico, Saudi Arabia, and India.

Drilling pretax operating margin of 13% was essentially flat sequentially despite the drop in revenue.

Drilling performance benefitted from IDS contract awards and the deployment of drilling technologies to reduce operating costs and improve performance.

In the Norwegian sector of the North Sea, IDS used a combination of technologies in three wells to help Equinor increase the average meters drilled per day by 29% compared with similar offset wells, reducing operational cost by $4.9 million per well. These challenging wells typically require multiple runs to replace drilling tools compromised by severe shock and vibration. Close collaboration with the customer and the drilling contractor enabled the savings through more robust well design, reduced flat time, and more efficient drilling tools and services. Schlumberger technologies, including the PowerDrive Xceed* ruggedized rotary steerable system and GeoSphere* reservoir mapping-while-drilling service, played an important role in achieving the time savings of 6.7 days per well.

MOL Norge AS awarded Schlumberger an IDS contract for two exploration wells with an optional two-well extension in the Norwegian sector of the North Sea. Operations are expected to begin in the first half of 2019 and include the deployment of the DigiScope* slimhole measurements-while-drilling service, Quanta Geo* photorealistic reservoir geology service, and Saturn* 3D radial probe.

In Iraq, Basra Oil Company awarded Schlumberger a two-year IDS contract with an optional one-year extension to drill 40 wells in the Majnoon Field. Operations are expected to begin in the second half of 2019.

Borr Drilling and OPEX Perforadora S.A. de C.V. have been awarded a contract for nine offshore development wells in the Mexico sector of the Gulf of Mexico. Schlumberger has been selected to provide integrated drilling services and deliver end-to-end well solutions on the newbuild jackups, Grid and Gersemi. The two-year contract is expected to start mid-2019.

In Libya, Drilling & Measurements used GeoSphere reservoir mapping-while-drilling service for Arabian Gulf Oil Company to drill a sidetrack from a nonproducing well. The GeoSphere service enabled real-time adjustments to the well trajectory to avoid the oil/water contact zone, which led to production of 3,000 bbl/d.

In Kuwait, Bits & Drilling Tools used Direct XCD* drillable alloy casing bit technology to help Kuwait Oil Company improve drilling performance in a challenging well section. The formation comprises collapsing shale and fractured limestone that often lead to loss of the bottomhole assembly and multiple cement plugs to control drilling fluid losses. Direct XCD bit technology was able to drill through the section in a single run, reducing drilling time from 49 to 12 days by eliminating additional trips and cement plugs.

In the Permian Basin, Drilling & Measurements used the PowerDrive Orbit* rotary steerable system for Diamondback Energy, Inc. to increase drilling efficiency. In one well, the rate of penetration (ROP) increased by 42% compared with an offset well drilled from the same pad with conventional tools. The customer established a new lateral length record of 13,319 ft—which was the most cost-efficient well drilled to date—and similar performance was delivered in the next two wells on the pad.

In Oklahoma, Apache Corporation used EnduroBlade 360* rolling diamond element bit in the SCOOP Play. The rolling diamond elements helped reduce drilling time in interbedded sections of sandstone, limestone, and shale that cause severe drillbit wear, reducing the ROP. The EnduroBlade 360 bit helped Apache reduce drilling time in the well by 66 hours compared with the fastest offset well drilled from the same pad.

Production

					(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2019	Dec . 31, 2018	Mar. 31, 2018	Sequential	Year-on-year
Revenue	$2,890	$2,936	$2,956	-2%	-2%
Pretax operating income	$217	$198	$217	10%	—
Pretax operating margin	7.5%	6.8%	7.3%	76 bps	18 bps

Production revenue of $2.9 billion, of which 52% came from the international markets, declined 2% sequentially due to lower revenue from the OneStim business in North America land and lower Artificial Lift Solutions revenue internationally, mainly in Russia, Ecuador, and India. Although the volume of pressure pumping activity increased due to the seasonal winter activity ramp-up in Canada, revenue was impacted by softer pricing. These declines were partially offset by increased SPM activity in Canada, Ecuador, and Argentina—boosted by higher production.

Production pretax operating margin of 8% was essentially flat sequentially despite the drop in revenue.

Production performance was strengthened by increasing deployment of innovative fracturing-related technologies in North America and its take-up by operators in several international basins.

In North America, OneStim continued to deploy several new technologies to increase operational efficiency and stimulation effectiveness in hydraulic fracturing operations.

•

At the surface, the automated stimulation delivery platform includes a new automated pump control system, which has already been deployed for more than 30 customers across all basins in North America land. In addition, the new MonoFlex* dual-connection fracturing fluid delivery technology significantly reduces rig-up and rig-down time by 90% and limits HSE risks with only two connections—a reduction compared to the 12 to 30 connections required for conventional systems.

•

Downhole, innovative stimulation technologies have improved effectiveness and production for operators, especially in the context of parent-child wells. The downhole suite of Kinetix Shale* reservoir-centric stimulation-to-production software, BroadBand Shield* fracture-geometry control service, and WellWatcher Stim* stimulation monitoring service have enabled operators to avoid parent-child well interference using an engineered far-field diversion workflow in combination with other technologies.

•

To maximize stimulation effectiveness in cemented horizontal wells, OneStim has introduced Fulcrum* cement-conveyed frac performance technology. The technology is designed to improve fracturing performance in wells where the casing is poorly centralized or well conditions limit mud removal techniques. Fulcrum technology has seen rapid adoption, enabling operators to increase liquids production up to 41%. In the first quarter of 2019, Fulcrum technology was used in the completion of 85 horizontal wells across the Permian, South Texas, Midcontinent, and North East regions.

In Oklahoma, OneStim used FracXion* fully composite frac plug and ReacXion* dissolvable frac plug technology in an extended-reach lateral to help a customer reduce operating costs in the SCOOP Play. Using FracXion and ReacXion plugs in the last 1,524 m of this 3,048-m well rather than conventional plugs for the entire well eliminated the cost associated with mechanical intervention operations.

In Serbia, Well Services used Broadband Shield fracture-geometry control service for NIS-Gazprom Neft Serbia. Three fracturing treatments were executed with the BroadBand Shield service specifically, designed to contain the fracture in the producing zone and prevent breakthrough to the water zone below. As a result of the use of BroadBand Shield service diversion pills, fracture geometries were successfully contained in the target zones, resulting in a multifold oil production increase without increasing the water cut.

Cameron

					(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018	Sequential	Year-on-year
Revenue	$1,174	$1,265	$1,310	-7%	-10%
Pretax operating income	$137	$127	$166	8%	-18%
Pretax operating margin	11.6%	10.0%	12.7%	161 bps	-102 bps

Cameron revenue of $1.2 billion, of which 48% came from international markets, fell 7% sequentially due to lower project deliveries from the long-cycle businesses of OneSubsea and Drilling Systems following the high year-end sales of the previous quarter, primarily in the international areas. Cameron revenue in North America, however, was marginally up sequentially. OneSubsea revenue was lower in the Sub-Sahara Africa, North Middle East, North Africa, and Russia & Central Asia GeoMarkets. Drilling Systems declined following higher delivery of products and services offshore North America in the previous quarter. Surface Systems revenue declined from lower activity in Australia, India, and Asia while Valves & Measurement revenue was higher sequentially due to increased demand from distributors in North America.

Cameron pretax operating margin of 12% was 161 bps higher sequentially despite the revenue decline due to improved profitability in OneSubsea and Drilling Systems, and higher sales volumes and improved pricing in Valves & Measurement.

In the first quarter, Cameron won several contracts for integrated subsea production systems, subsea environmental monitoring, and the provision of valves and BOP stacks and controls.

Woodside awarded OneSubsea a two-year contract to deliver an integrated gas production system for the Julimar Development Phase 2 offshore Australia. OneSubsea Capital-Efficient Solutions reduce project cycle time and overall cost and are now an integral part of all customer projects.

In addition, Woodside awarded two contracts for front-end engineering and design (FEED) activities to the Subsea Integration Alliance. One contract is to undertake engineering studies for the subsea umbilical risers and flowlines (SURF) related to the development of the Scarborough resource offshore Australia. The other FEED contract is for a stand-alone FPSO facility for the SNE Field Development Phase 1 offshore Senegal, with first oil expected in 2022.

Valves & Measurement received an award for the provision of GROVE* valves to be used in pipeline infrastructure in the Permian Basin. Valves deployed in the Permian are supported by the new Cameron V&M service facility in Midland, Texas, which repairs, refurbishes, and tests valves on site as well as inline troubleshooting and remediation services in the field.

Seadrill awarded Drilling Systems a contract for the upgrade of primary and secondary BOP stacks and controls on the West Mira offshore drilling rig. These upgrades will prepare the stacks for use in the North Sea, and the work is expected to begin in the third quarter of 2019.

Financial Tables

Condensed Consolidated Statement of Income
	(Stated in millions, except per share amounts)
	Three Months
Periods Ended March 31,	2019	2018
Revenue	$7,879	$7,829
Interest and other income	14	42
Expenses
Cost of revenue	6,952	6,802
Research & engineering	173	172
General & administrative	112	111
Interest	147	143

Income before taxes	$509	$643
Tax expense	79	113

Net income attributable to Schlumberger	$430	$530
Net income attributable to noncontrolling interests	9	5

Net income attributable to Schlumberger	$421	$525

Diluted earnings per share of Schlumberger	$0.30	$0.38

Average shares outstanding	1,385	1,385
Average shares outstanding assuming dilution	1,397	1,394

Depreciation & amortization included in expenses (1)	$903	$874

(1)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs, and SPM investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)
	Mar. 31,	Dec. 31,
Assets	2019	2018
Current Assets
Cash and short-term investments	$2,155	$2,777
Receivables	8,171	7,881
Other current assets	5,447	5,073

	15,773	15,731
Fixed assets	11,533	11,679
Multiclient seismic data	584	601
Goodwill	24,945	24,931
Intangible assets	8,611	8,727
Other assets	8,875	8,838

	$70,321	$70,507

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$9,702	$10,223
Estimated liability for taxes on income	1,194	1,155
Short-term borrowings and current portion of long-term debt	99	1,407
Dividends payable	702	701

	11,697	13,486
Long-term debt	16,449	14,644
Deferred taxes	1,375	1,441
Postretirement benefits	1,136	1,153
Other liabilities	3,140	3,197

	33,797	33,921
Equity	36,524	36,586

	$70,321	$70,507

Liquidity

			(Stated in millions)
Components of Liquidity	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018
Cash and short-term investments	$2,155	$2,777	$4,165
Short-term borrowings and current portion of long-term debt	(99)	(1,407)	(4,586)
Long-term debt	(16,449)	(14,644)	(13,526)

Net Debt (1)	$(14,393)	$(13,274)	$(13,947)

Details of changes in liquidity follow:
Periods Ended March 31,		Three Months 2019	Three Months 2018
Net income before noncontrolling interests		$430	$530
Depreciation and amortization (2)		903	874
Stock-based compensation expense		108	90
Change in working capital		(1,048)	(836)
Other		(67)	(90)

Cash flow from operations (3)		$326	$568

Capital expenditures		(413)	(454)
SPM investments		(151)	(240)
Multiclient seismic data capitalized		(45)	(26)

Free cash flow (4)		(283)	(152)

Dividends paid		(692)	(692)
Stock repurchase program		(98)	(97)
Proceeds from employee stock plans		106	127

		(967)	(814)

Business acquisitions and investments, net of cash acquired plus debt assumed		(5)	(13)
Other		(147)	(10)

(Increase) decrease in Net Debt		(1,119)	(837)
Net Debt, beginning of period		(13,274)	(13,110)

Net Debt, end of period		$(14,393)	$(13,947)

(1)

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.
(3)	Includes severance payments of $48 million and $76 million during the three months ended March 31, 2019 and 2018, respectively.
(4)

“Free cash flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this first-quarter 2019 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). Net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; Schlumberger net income, excluding charges & credits; and effective tax rate, excluding charges & credits) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures.

	(Stated in millions, except per share amounts)
	Fourth Quarter 2018
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$648	$100	$10	$538	$0.39
Gain on sale of marine seismic acquisition business	(215)	(19)	—	(196)	(0.14)
Asset impairments	172	16	—	156	0.11

Schlumberger net income, excluding charges & credits	$605	$97	$10	$498	$0.36

There were no charges or credits during the first quarter of 2019 and 2018.

Segments

					(Stated in millions)
	Three Months Ended
	Mar. 31, 2019		Dec. 31, 2018		Mar. 31, 2018
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$1,543	$293	$1,651	$364	$1,559	$306
Drilling	2,387	307	2,461	318	2,126	293
Production	2,890	217	2,936	198	2,956	217
Cameron	1,174	137	1,265	127	1,310	166
Eliminations & other	(115)	(46)	(133)	(40)	(122)	(8)

Pretax operating income		908		967		974
Corporate & other		(273)		(238)		(225)
Interest income(1)		10		8		25
Interest expense(1)		(136)		(132)		(131)
Charges & credits		—		43		—

	$7,879	$509	$8,180	$648	$7,829	$643

(1)	Excludes interest included in the segment results.

Supplemental Information

1)	What is the capex guidance for the full year 2019?

Capex (excluding multiclient and SPM investments) for the full year 2019 is still expected to be approximately $1.5 to $1.7 billion, compared to $2.2 billion that was spent in 2018.

2)	What were the cash flow from operations and free cash flow for the first quarter of 2019?

Cash flow from operations for the first quarter of 2019 was $326 million. Free cash flow for the first quarter of 2019 was negative $283 million.

3)	What was included in “Interest and other income” for the first quarter of 2019?

“Interest and other income” for the first quarter of 2019 was $14 million. This amount consisted of earnings of equity method investments of $3 million and interest income of $11 million.

4)	How did interest income and interest expense change during the first quarter of 2019?

Interest income of $11 million for the first quarter of 2019 was $1 million higher sequentially. Interest expense of $147 million increased $5 million sequentially.

5)	What is the difference between pretax operating income and Schlumberger’s consolidated income before taxes?

The difference principally consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

6)	What was the effective tax rate (ETR) for the first quarter of 2019?

The ETR for the first quarter of 2019, calculated in accordance with GAAP, was 15.5% as compared to 15.4% for the fourth quarter of 2018. Excluding charges and credits, the ETR for the fourth quarter of 2018 was 16.0%. There were no charges and credits in the first quarter of 2019.

7)	How many shares of common stock were outstanding as of March 31, 2019 and how did this change from the end of the previous quarter?

There were 1.385 billion shares of common stock outstanding as of March 31, 2019. The following table shows the change in the number of shares outstanding from December 31, 2018 to March 31, 2019.

(Stated in millions)
Shares outstanding at December 31, 2018	1,383
Shares issued to optionees, less shares exchanged	—
Vesting of restricted stock	1
Shares issued under employee stock purchase plan	3
Stock repurchase program	(2)

Shares outstanding at March 31, 2019	1,385

8)

What was the weighted average number of shares outstanding during the first quarter of 2019 and fourth quarter of 2018, and how does this reconcile to the average number of shares outstanding, assuming dilution used in the calculation of diluted earnings per share, excluding charges and credits?

The weighted average number of shares outstanding was 1.385 billion during both the first quarter of 2019 and the fourth quarter of 2018.

The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits.

		(Stated in millions)
	First Quarter 2019	Fourth Quarter 2018
Weighted average shares outstanding	1,385	1,384
Assumed exercise of stock options	—	—
Unvested restricted stock	12	8

Average shares outstanding, assuming dilution	1,397	1,392

9)	What are Schlumberger Production Management (SPM) projects and how does Schlumberger recognize revenue from these projects?

SPM projects are focused on developing and comanaging production on behalf of Schlumberger customers under long-term agreements. Schlumberger will invest its own services, products, and in some cases, cash, into the field development activities and operations. Although in certain arrangements, Schlumberger recognizes revenue and is paid for a portion of the services or products it provides, generally Schlumberger will not be paid at the time of providing its services or upon delivery of its products. Instead, Schlumberger recognizes revenue and is compensated based upon cash flow generated or on a fee-per-barrel basis. This may include certain arrangements whereby Schlumberger is only compensated based upon incremental production it helps deliver above a mutually agreed baseline.

10)	How are Schlumberger products and services that are invested in SPM projects accounted for?

Revenue and the related costs are recorded within the respective Schlumberger segment for services and products that each segment provides to Schlumberger’s SPM projects. This revenue (which is based on arms-length pricing) and the related profit is then eliminated through an intercompany adjustment that is included within the “Eliminations & other” line (Note that the “Eliminations & other” line includes other items in addition to the SPM eliminations). The direct cost associated with providing Schlumberger services or products to SPM projects is then capitalized on the balance sheet.

These capitalized investments, which may be in the form of cash as well as the previously mentioned direct costs, are expensed in the income statement as the related production is achieved and associated revenue is recognized. This amortization expense is based on the units of production method, whereby each unit is assigned a pro-rata portion of the unamortized costs based on total estimated production.

SPM revenue along with the amortization of the capitalized investments and other operating costs incurred in the period are reflected within the Production segment.

11)	What was the unamortized balance of Schlumberger’s investment in SPM projects at March 31, 2019 and how did it change in terms of investment and amortization when compared to December 31, 2018?

The unamortized balance of Schlumberger’s investments in SPM projects was approximately $4.2 billion at March 31, 2019 and at December 31, 2018. These amounts are included within Other Assets in Schlumberger’s Condensed Consolidated Balance Sheet. The change in the unamortized balance of Schlumberger’s investment in SPM projects was as follows:

(Stated in millions)
Balance at December 31, 2018	$4,201
SPM investments	151
Amortization of SPM investment	(170)
Other	10

Balance at March 31, 2019	$4,192

12)	What was the amount of WesternGeco multiclient sales in the first quarter of 2019?

Multiclient sales, including transfer fees, were $131 million in the first quarter of 2019 and $176 million in the fourth quarter of 2018.

13)	What was the WesternGeco backlog at the end of the first quarter of 2019?

The WesternGeco backlog, which is based on signed contracts with customers, was $228 million at the end of the first quarter of 2019. It was $343 million at the end of the fourth quarter of 2018.

14)	What were the orders and backlog for Cameron’s OneSubsea and Drilling Systems businesses?

The OneSubsea and Drilling Systems orders and backlog were as follows:

		(Stated in millions)
Orders	First Quarter 2019	Fourth Quarter 2018
OneSubsea	$511	$611
Drilling Systems	$232	$196
Backlog (at the end of period)
OneSubsea	$2,096	$1,903
Drilling Systems	$530	$495

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. With product sales and services in more than 120 countries and employing approximately 100,000 people who represent over 140 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance.

Schlumberger Limited has executive offices in Paris, Houston, London, and The Hague, and reported revenues of $32.82 billion in 2018. For more information, visit www.slb.com.

*Mark of Schlumberger or Schlumberger companies.

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Thursday, April 18, 2019. The call is scheduled to begin at 8:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (800) 288-8967 within North America, or +1 (612) 333-4911 outside North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call, an audio replay will be available until May 18, 2019 by dialing +1 (800) 475-6701 within North America, or +1 (320) 365-3844 outside North America, and providing the access code 464084. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same web site until May 18, 2019.

For more information, contact

Simon Farrant – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Manager of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

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This first-quarter 2019 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology, including our transformation program; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; our effective tax rate; Schlumberger’s SPM projects, joint ventures and alliances; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; operational modifications, delays or cancellations; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; and other risks and uncertainties detailed in this first-quarter 2019 earnings release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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